Exhibit 10.20
Derek Raphael & Company Limited
October 25, 2005
Golden Phoenix Minerals, Inc.
1675 E. Prater Way, Suite #102
Sparks, Nevada
USA 89434
Purchase Confirmation No. P33242
Dear Sirs,
Re:       Second Addendum to Long Term Agreement Between Golden Phoenix Minerals, Inc. and Derek Raphael & Company Limited dated August 18, 2004
We herewith confirm that for the 2006 Contract Year the above mentioned agreement shall be amended as follows:
Quality Clause — 60% of the production of the Ashdown Mine, which is currently foreseen annually as 1.5 million lbs Mo First shipments are expected during the 1st quarter of 2006.
Price Clause — The ‘applicable discount’ for the 2006 Contract Year shall be 13% of the Metals Week Monthly Average Dealer Oxide price, with a minimum discount of US$2.25/lb Mo and a maximum discount of US$4.99/lb Mo.
Payment Clause — Seller can choose one of the following options:
1.	Payment will be made in accordance with the original contract dated August 18, 2004 in which case the “applicable discount” remains at 13%, or

2.	90% of the Provisional Invoice amount shall be paid upon “transfer of the title of goods” FOB Truck, Ashdown minesite and against presentation of original documents. The balance shall be paid against the Final Invoice when all details are available. If the Seller chooses this option the “applicable discount” shall be 13.5%.
Special Conditions — The Buyer acknowledges that as of this date a full-scale mining permit has not been received for the operation of the mine. It is also understood that sufficient information as to grade and production is not available for accurately estimating the production of concentrates.
Both Buyer and Seller acknowledge that any statement or representation concerning the start of production; amount of production or the quality of the concentrate, will be an estimate, not a guarantee. As a result, Buyer shall hold Seller harmless from any representation that they make as to forecast of production dates and estimates of production.
It is also recognized that for the 2006 Contract Year the Buyer acknowledges and accepts that Golden Phoenix Minerals, Inc. and Win-Eldrich Mines, Ltd. represent themselves individually in this contract and neither party has given authority to the other party to act on their behalf. Furthermore, the Buyer will hold harmless either party for any actions brought on by the other party.
All other terms and conditions of the Long Term Agreement P33242 dated August 18, 2004 shall remain the same.
For and on behalf of

DEREK RAPHAEL & COMPANY LIMITED

Andrew D. Raphael
Managing Director

GOLDEN PHOENIX MINERALS, INC.

Kenneth S. Ripley
Chief Executive Officer